Exhibit 99.2

Avidity Biosciences, Inc. Announces Pricing of Public Offering of Common Stock

LA JOLLA, Calif., August 3, 2021 /PRNewswire/ – Avidity Biosciences, Inc. (Nasdaq: RNA), a biopharmaceutical company committed to delivering a new class of RNA therapeutics called Antibody Oligonucleotide Conjugates (AOCs™), today announced the pricing of an underwritten public offering of 8,000,000 shares of its common stock at a price to the public of $18.00 per share. All of the shares to be sold in the offering are to be sold by Avidity. The gross proceeds to Avidity from the offering, before deducting the underwriting discounts and commissions and other offering expenses, are expected to be $144.0 million. The offering is expected to close on or about August 6, 2021, subject to the satisfaction of customary closing conditions. In addition, Avidity has granted the underwriters a 30-day option to purchase up to an additional 1,200,000 shares of common stock.

Avidity intends to use the net proceeds from this offering, together with its existing cash, cash equivalents and marketable securities: to complete its Phase 1/2 MARINA trial for AOC 1001; to advance AOC 1044 and its AOC FSHD program into clinical development; to further advance its AOC platform in and beyond its muscle franchise; and towards working capital and other general corporate purposes.

Cowen, SVB Leerink, Evercore ISI and Wells Fargo Securities are acting as joint bookrunning managers for the offering.

The securities described above are being offered by Avidity pursuant to a shelf registration statement that became automatically effective upon filing with the Securities and Exchange Commission (SEC). A preliminary prospectus supplement and accompanying prospectus relating to this offering were filed with the SEC and a final prospectus supplement relating to the offering will be filed with the SEC. The offering may be made only by means of a prospectus supplement and accompanying prospectus. When available, copies of the final prospectus supplement and the accompanying prospectus relating to this offering may be obtained from: Cowen and Company, LLC c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, by email at PostSaleManualRequests@broadridge.com or by telephone at (833) 297-2926; from SVB Leerink LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, MA 02109, or by telephone at (800) 808-7525, ext. 6105, or by email at syndicate@svbleerink.com; from Evercore Group L.L.C.,

Attention: Equity Capital Markets, 55 East 52nd Street, 35th Floor, New York, New York 10055, by telephone at (888) 474-0200, or by email at ecm.prospectus@evercore.com; or from Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 500 West 33rd Street, New York, NY 10001, or by telephone at (800) 326-5897, or by email at cmclientsupport@wellsfargo.com. Electronic copies of the final prospectus supplement and accompanying prospectus will also be available on the website of the SEC at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Avidity

Avidity Biosciences, Inc.’s mission is to profoundly improve people’s lives by delivering a new class of RNA therapeutics - Antibody Oligonucleotide Conjugates (AOCsTM). Avidity’s proprietary AOCs are designed to combine the specificity of monoclonal antibodies with the precision of oligonucleotide therapies to target the root cause of diseases previously untreatable with RNA therapeutics. Avidity’s lead product candidate, AOC 1001, is designed to treat myotonic dystrophy type 1 (DM1). The FDA has cleared Avidity to proceed with the Phase 1/2 MARINATM trial of AOC 1001 in adults with myotonic dystrophy type 1 (DM1). Its advancing and expanding pipeline also includes programs in facioscapulohumeral muscular dystrophy (FSHD), Duchenne Muscular Dystrophy (DMD), muscle atrophy and Pompe disease. The company is planning for AOC 1044, the lead of three programs for the treatment of DMD, and its AOC FSHD program to enter the clinic in 2022. Avidity is also broadening the reach of AOCs beyond muscle tissues through both internal discovery efforts and key partnerships as the company continues to deliver on the RNA revolution. Avidity is headquartered in La Jolla, CA.

Forward Looking Statements

Avidity cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding Avidity’s expectations of market conditions and the satisfaction of customary closing conditions related to the public offering, the expected closing of the offering and the anticipated use of proceeds therefrom. The inclusion of forward-looking statements should not be regarded as a representation by Avidity that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed public offering, as well as risks and uncertainties inherent in Avidity’s business, including those described in the company’s prior press releases and the company’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the company’s Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Avidity undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

CONTACTS:

Kathleen Gallagher

(858) 401-7900

kath.gallagher@aviditybio.com

Amy Conrad

Juniper Point

(858) 366-3243

amy@juniper-point.com